Exhibit 99.1

Contact:	Paul Thibeau
ILFC Media Relations
+1 310 788 1999
pthibeau@ilfc.com
ILFC NAMES ELIAS HABAYEB CHIEF FINANCIAL OFFICER
LOS ANGELES — May 11, 2011 — International Lease Finance Corporation (ILFC), a wholly owned subsidiary of American International Group, Inc. (NYSE: AIG), today announced the appointment of Elias Habayeb to the position of Chief Financial Officer effective May 11, 2011. Mr. Habayeb will lead the company’s financial operations including treasury, insurance, accounting, and enterprise risk management and will report to President Fred Cromer.
“Elias brings to ILFC an impressive financial services background which will allow us to build on our recent success,” ILFC President Fred Cromer stated. “ILFC is well positioned to build on our market leadership position and we look forward to the addition of Elias and his expertise in support of our future financial and strategic efforts.”
Mr. Habayeb most recently served as Senior Vice President, Investments and Financial Services for ILFC’s parent company AIG. At AIG, he was responsible for management of a number of key programs including overseeing AIG’s Matched Investment Program, AIG Financial Products’ assets and debt, and AIG Markets which included in excess of $30 billion in assets and liabilities.
Additionally, Mr. Habayeb served as Chief Financial Officer of AIG’s Financial Services Division from 2005 to 2009. This division included the aircraft leasing unit (ILFC) along with capital markets, consumer finance and premium finance operations. Prior to AIG, Mr. Habayeb was a partner in Deloitte & Touche’s Capital Markets Group where he was one of the firm’s national leaders on accounting for financial instruments and advising clients on derivatives and structured transactions.
About ILFC
ILFC is the international market leader in the leasing and remarketing of commercial jet aircraft to airlines around the world. The people of ILFC have a strong commitment to aviation and its role in building relationships across the globe that drive innovation, prosperity, and understanding. ILFC currently owns a portfolio consisting of approximately 930 jet aircraft.
About AIG
American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional and individual customers through one of the most extensive worldwide property casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG common stock is listed on the New York Stock Exchange, as well as the stock exchanges in Ireland and Tokyo.
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